                                                                  EXHIBIT (C)(2)

         DESCRIPTION OF MATERIAL CONTRACTS, AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS WITH AFFILIATES, DIRECTORS AND EXECUTIVE OFFICERS

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     Information is set forth below concerning the incumbent directors of Brylane Inc. (the "Company"):

                                                                                       DIRECTOR
NAME                                   AGE                  POSITION                    SINCE
----                                   ---                  --------                   --------
Peter J. Canzone.....................  68     President, Chief Executive Officer,        1993
                                              Chairman of the Board and Director
Serge Weinberg(1)....................  48     Director                                   1998
Judith E. Campbell(1)................  51     Director                                   1998
William C. Johnson(2)................  59     Director                                   1994
Hartmut Kramer(1)....................  52     Director                                   1998
Johannes Loning......................  35     Director                                   1998
Antoine Metzger......................  45     Director                                   1998
Richard Simonin......................  46     Director                                   1998
Peter M. Starrett(1)(2)..............  51     Director                                   1997

---------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     Mr. Canzone became a member of the Board and President and Chief Executive Officer of the Company at the time of the Company's formation and was elected Chairman of the Board in June 1995. In addition Mr. Canzone has been Chief Executive Officer of Delaware limited partnership and a wholly-owned subsidiary of the Company ("Brylane" or the "Partnership"), and its predecessor since 1978 and also served as President of Brylane and its predecessor from 1978 until July 1996.

     Mr. Weinberg became a member of the Board in connection with the acquisition by Parent, through a wholly owned subsidiary, of 8,010,917 shares of common stock, par value $0.01 per share, of the Company, representing 43.7% of the then outstanding shares, on April 3, 1998, from certain stockholders at a purchase price of $51.00 per share (the "Parent Stock Purchase"). Since 1995, Mr. Weinberg has been Chairman and Chief Executive Officer of PPR, a diversified company that, among other things, operates specialized store chains as well as owns interests in other companies, including Redcats S.A., a company engaged in the mail order of retail products through various catalogs, and Rexel, S.A., a company engaged in the manufacture and distribution of electrical components, parts and supplies. Mr. Weinberg joined PPR in 1990 and was President and Chief Executive Officer of Rexel S.A. from 1991 to 1995 and of Companie Francais d'Afrique Orientale, a company engaged in a variety of industrial and commercial activities in Africa and French overseas territories, from 1990 to 1991. Mr. Weinberg has been vice-chairman of Rexel Inc. since March 1994.

     Ms. Campbell became a member of the Board at the time of the PPR Stock Purchase. Ms. Campbell has no relationship with PPR. Since 1997, Ms. Campbell has been Senior Vice President and Chief Information Officer of New York Life Insurance Company. From 1995 to 1997, Ms. Campbell served as Senior Vice President, Consumer Banking and Manager of Deposit Products, Consumer Payments and Direct Banking of PNC Bank. Prior to joining PNC Bank, Ms. Campbell served as Senior Vice President and Director of Business Services and as Senior Vice President and Director of Customer Service of Midlantic Corporation from 1992 to 1995.

     Mr. Johnson became a member of the Board in connection with the Company's formation and served as Vice Chairman of the Board from June 1995 to April 1998. From March 1990 until December 1994, Mr. Johnson served as Chief Executive Officer of Grolier Incorporated, a publishing and printing company. Prior to joining Grolier Incorporated, from 1982 to 1989, Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Fingerhut Corporation, a retail catalog company.

     Mr. Kramer became a member of the Board in connection with the PPR Stock Purchase. Mr. Kramer began serving as Chairman and Chief Executive Officer of Redcats S.A. in 1998. From 1989 to 1998, Mr. Kramer served as Managing Partner of Peek & Cloppenburg KG Dusseldorf, an apparel retailer, which he joined in 1986.

     Mr. Loning became a member of the Board in connection with the PPR Stock Purchase. Since 1997, Mr. Loning has been Vice-President in charge of Corporate Development of Redcats S.A. From 1988 to 1997, Mr. Loning was a consultant with Mercer Management Consulting (and its predecessor).

     Mr. Metzger became a member of the Board in connection with the PPR Stock Purchase. Since 1991, Mr. Metzger has been Chief Financial Officer of Redcats S.A. Previously, Mr. Metzger was Chief Financial Officer of S.A. Redoute France (and its predecessor), a catalog retailer, from 1989 to 1991. Mr. Metzger joined Redcats S.A. in 1985 and served as financial controller of S.A. Redoute France (and its predecessor) until 1989. Mr. Metzger is non-executive Chairman of Ellos, a catalog retailer of apparel in Scandinavia, and of Bernard S.A., a catalog retailer of office furniture and professional cleaning products. From 1996 to 1997, he was a board member of Goldkamp AG, a catalog retailer of apparel in Germany, which filed for bankruptcy in 1997.

     Mr. Simonin became a member of the Board in connection with the PPR Stock Purchase. Since May 1997, Mr. Simonin has been Chairman and Chief Executive Officer of S.A. Redoute France. From September 1993 to April 1997, Mr. Simonin served as Chairman of Kenzo S.A., an apparel manufacturer, and from July 1992 to July 1996 served as Chairman of Givenchy, an apparel manufacturer. Both Kenzo S.A. and Givenchy are part of the L.V.M.H. group.

     Mr. Starrett became a member of the Board in May 1997. Mr. Starrett has served as President of Peter Starrett Associates since 1998. From 1990 to 1998, he served as President of Warner Bros. Studio Stores Worldwide. Mr. Starrett is also a director of Petco Animal Supplies, Inc. and Guitar Center, Inc.

     COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

EXECUTIVE OFFICERS

     The following individuals are the current executive officers of the Company, the Partnership or its subsidiaries (including B.L. Management Services, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of the Company ("B.L. Management"), which provides management services to the Company):

NAME                      AGE                              POSITION
----                      ---                              --------
Peter J. Canzone........  68     President, Chief Executive Officer, Chairman of the Board
                                 and Director
Sheila R. Garelik.......  53     President -- Brylane
Robert A. Pulciani......  58     Executive Vice President, Chief Financial Officer, Secretary
                                 and Treasurer
Richard L. Bennett......  66     Senior Vice President -- Human Resources
William G. Brosius......  62     Senior Vice President -- Operations/Customer Service
Kevin Doyle.............  45     Vice President/General Manager -- Roaman's
Kevin McGrain...........  44     Vice President/General Manager -- Sears Business
Loida Noriega-Wilson....  43     Vice President/General Manager -- Lerner
Dhananjaya K. Rao.......  50     President and Chief Executive Officer-Chadwick's
Jules Silbert...........  71     Executive Vice President -- Marketing/New Business
                                 Development
Arlene Silverman........  49     Senior Vice President/General Manager -- Lane Bryant

     Executive officers of the Company are elected by and serve at the discretion of the Board. No arrangement exists between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer, other than as provided in certain executive officers' employment agreements. See "-- Employment Agreements". None of the executive officers has any family relationship to any nominee for director or to any other executive officer of the Company.

     Mr. Canzone has been Chief Executive Officer of the Company and its predecessor since 1978 and also served as President of the Partnership, and its predecessor from 1978 until July 1996. Mr. Canzone became a member of the Board and President of the Company in connection with the Company's formation and was elected Chairman of the Board in June 1995.

     Ms. Garelik has been President of Brylane since July 1996. Ms. Garelik served as Executive Vice President/President -- Lane Bryant from August 1993 until July 1996, and served as Executive Vice President/General Manager of Roaman's from 1989 until August 1993.

     Mr. Pulciani has been Executive Vice President, Chief Financial Officer and Secretary of Brylane and its predecessor since May 1993. Mr. Pulciani became the Treasurer of Brylane in connection with the Company's formation. Mr. Pulciani joined Brylane in 1988, and served as Senior Vice President and Chief Financial Officer from May 1988 to May 1993.

     Mr. Bennett has been Senior Vice President -- Human Resources of Brylane and its predecessor since March 1986. Mr. Bennett joined Brylane in 1983, and served as Vice President -- Human Resources from 1983 to March 1986.

     Mr. Brosius has been Senior Vice President -- Operations/Customer Service of Brylane and its predecessor since October 1987. Mr. Brosius joined Brylane in 1969, and served as Vice President -- Fulfillment from 1979 to October 1987.

     Mr. Doyle has been Vice President/General Manager -- Roaman's since November 1996. Mr. Doyle joined Brylane in 1975 and served as Control Buyer, Assistant Buyer, Associate Buyer, Buyer and Senior Buyer over a period of 14 years. Mr. Doyle also served as Merchandise Director of Lane Bryant from August

1989 until September 1993 and served as General Merchandise Manager of Roaman's from September 1993 to November 1996.

     Mr. McGrain was appointed Vice President/General Manager of the Company's Sears Business in August 1995. Mr. McGrain joined Brylane in September 1988 and was Vice President -- Controller of Lerner from May 1992 to August 1995.

     Ms. Noriega-Wilson joined Brylane in April 1995 as Vice President/General Manager -- Lerner. Prior to joining Brylane, Ms. Noriega-Wilson served as Vice President of Merchandising of Montgomery Ward Direct from February 1993 to February 1995.

     Mr. Rao has been President and Chief Executive Officer of the Company's Chadwick's business since the Chadwick's Acquisition in December 1996. From May 1996 to December 1996, Mr. Rao served as President and Chief Executive Officer of Chadwick's, Inc. From January 1995 to May 1996, Mr. Rao served as Senior Vice President, Operations and Marketing of Chadwick's, Inc. Previously, Mr. Rao worked at the T.J. Maxx Division of TJX from 1978 until 1995. His management positions during such time included Senior Vice President of Distribution and Financial Planning and Analysis from November 1994 to January 1995, Senior Vice President of Distribution, Merchandise Planning and Inventory Management from 1991 to 1994, Senior Vice President and Director of Distribution from 1989 to 1991 and Vice President and Director of Distribution from 1981 to 1989.

     Mr. Silbert has been Executive Vice President -- Marketing/New Business Development of Brylane since July 1995. From December 1993 to July 1995, Mr. Silbert served as Vice President -- New Business Development of Brylane. From April 1982 prior to joining Brylane, Mr. Silbert was President of The Silbert Group, Inc., an independent management consulting firm.

     Ms. Silverman has been Senior Vice President/General Manager -- Lane Bryant since August 1996 and previously served as Senior Vice President/General
Manager -- Roaman's from August 1993 to August 1996. Ms. Silverman joined Brylane in 1973, and served in various merchandise capacities from May 1989 to May 1991, and then served as Vice President of Roaman's from May 1991 to August 1993.

EXECUTIVE COMPENSATION

     The officers of the Company are not compensated by the Company for their services. Officers of the Company who are also officers of the Partnership or its subsidiaries receive compensation from the Partnership or such subsidiaries for their services to the Partnership. The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers") for their services to the Partnership for the Company's fiscal years ended (i) January 30, 1999 (the "1998 fiscal year"); (ii) January 31, 1998 (the "1997 fiscal year"); and (iii) February 1, 1997 (the "1996 fiscal year").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                          ------------
                                                                           OPTIONS TO
                                                ANNUAL COMPENSATION(3)      PURCHASE
                                                -----------------------      COMMON         ALL OTHER
   NAME AND PRINCIPAL POSITION       PERIOD     SALARY(1)   BONUS(1)(2)      STOCK       COMPENSATION(4)
   ---------------------------     -----------  ---------   -----------   ------------   ---------------
Peter J. Canzone.................  Fiscal 1998  $602,917     $133,941        25,000(5)      $115,405
  President, Chief Executive       Fiscal 1997
     Officer                                     577,917      326,332        25,000(6)       135,849
  and Chairman of the Board        Fiscal 1996   552,750      421,464        24,000(7)       118,358
Sheila R. Garelik................  Fiscal 1998   423,500       85,831        20,000(5)        65,960
  President of Brylane             Fiscal 1997   400,583      208,783        17,000(6)        83,336
                                   Fiscal 1996   364,542      244,484        18,000(7)        69,009
Dhananjaya K. Rao................  Fiscal 1998   400,521      100,000        20,000(5)       118,102
  President and Chief Executive    Fiscal 1997   375,637      435,000        17,000(6)       127,549
  Officer -- Chadwick's            Fiscal 1996    51,327(8)        --        25,000(7)         5,515
                                                                              8,302(9)
Carol Meyrowitz(10)..............  Fiscal 1998   371,467       75,000        18,000(5)       109,367
  Executive Vice President --      Fiscal 1997   345,659      410,000        15,000(6)       121,623
  Chadwick's Merchandising         Fiscal 1996    49,063(8)        --        25,000(7)         5,451
                                                                              6,397(9)
Robert A. Pulciani...............  Fiscal 1998   337,917       69,482        18,000(5)
  Executive Vice President,        Fiscal 1997   312,750      163,598        15,000(6)        64,841
  Chief Financial Officer,         Fiscal 1996   286,583      185,059        12,000(7)        55,166
  Secretary and Treasurer

---------------
 (1) Included in the aggregate of salary and bonus is an amount of compensation that was deferred at the election of each Named Executive Officer. For fiscal 1998, Messrs. Canzone, Rao, and Pulciani and Mmes. Garelik and Meyrowitz elected to defer $82,386, $43,927, $130,662, $127,333 and
     $58,345, respectively, of their aggregate salary and bonus for such period. For fiscal 1997, Messrs. Canzone, Rao, and Pulciani and Mmes. Garelik and Meyrowitz elected to defer $90,425, $22,411, $119,087, $152,342 and
     $22,990, respectively, of their aggregate salary and bonus for such period. For fiscal 1996, Messrs. Canzone and Pulciani and Ms. Garelik, elected to defer $97,421, $115,581, and $152,256, respectively, of their aggregate salary and bonus for such period.

 (2) For Messrs. Canzone and Pulciani and Ms. Garelik, bonuses were earned during the six-month seasons ended August 3, 1996, February 1, 1997, August 1, 1997, January 31, 1998, August 1, 1998 and January 30, 1999 but were not paid until August 1996, February 1997, August 1997, February 1998, August 1998 and February 1999, respectively. See "-- Performance Bonus Program" for a discussion of Brylane's bonus program in which such individuals are entitled to participate. For Mr. Rao and Ms. Meyrowitz, bonuses were earned during the year ended January 31, 1998 and January 30, 1999, but were not paid until March 1998 and February 1999, respectively. See "-- Chadwick's Management Incentive Plan" and "-- Chadwick's Long Range Management Incentive Plan" for a discussion of the bonus program in which such individuals are entitled to participate.

 (3) For each of the periods set forth in the table above, no Named Executive Officer received aggregate Other Annual Compensation in excess of the lesser of $50,000 or 10% of the total of such officer's salary and bonus, nor did any such Named Executive Officer receive any restricted stock award, stock appreciation right or payment under any long-term incentive plan. Pursuant to an exchange transaction that occurred in February 1997 in connection with the Company's initial public offering in which the Company acquired, directly, and indirectly through the acquisition of wholly-owned subsidiaries, a 100% ownership interest in the Partnership in exchange for shares of the Company's Common Stock (the "Incorporation Plan"), an option to purchase one share of Common Stock was issued in substitution for each outstanding option to purchase one partnership unit granted in fiscal 1996, fiscal 1997 or fiscal 1998 under either of the 1995 Partnership Unit Option Plan or the 1993 Performance Partnership Unit Option Plan. See "-- Option Plans".

 (4) In fiscal 1998, fiscal 1997 and fiscal 1996, the amounts shown for Messrs. Canzone and Pulciani and for Ms. Garelik consist of approximately $5,000, $5,000 and $5,000, respectively, under a supplemental medical benefits plan. In fiscal 1998, fiscal 1997 and fiscal 1996, the amounts in each year shown for Mr. Rao and Ms. Meyrowitz consist of $27,004, $26,494 and $4,076, respectively, for a car allowance. The balance of such amounts for all such individuals consist of deferred compensation in the form of a matching contribution by the Partnership under the Deferred Compensation Plan, a cash contribution by the Partnership under the Retirement Plan, and a contribution by the Partnership under the Supplemental Retirement Plan, where applicable. See "-- Deferred Compensation Plan" and "-- Retirement Plans". In fiscal 1998, Messrs. Canzone, Rao and Pulciani and Mmes. Garelik and Meyrowitz earned (i) $49,431, $29,827, $27,279, $30,560 and $26,562, respectively, under the Deferred Compensation Plan; (ii) $10,748, $10,748, $10,748, $10,748, and $10,748, respectively, under the Retirement Plan (which will not be paid until April 1999); and (iii) $50,226, $50,523, $14,833, $19,652, and $45,053, respectively, under the Supplemental Retirement Plan. In fiscal 1997, Messrs. Canzone, Rao and Pulciani, and Mmes. Garelik and Meyrowitz earned (i) $54,255, $48,142, $28,581, $36,562 and $45,427, respectively, under the Deferred Compensation Plan; (ii) $10,838, $10,838, $10,838, 10,838, and $10,838, respectively, under the
     Retirement Plan (which was not paid until May 1998); and (iii) $65,756, $42,075, $20,422, $30,936, and $38,864, respectively, under the
     Supplemental Retirement Plan. In fiscal 1996, Messrs. Canzone, Rao and Pulciani, and Mmes. Garelik and Meyrowitz, earned (i) $58,453, $785, $28,299, $36,542 and $750, respectively, under the Deferred Compensation Plan; (ii) $10,119, $654, $10,119, $10,119 and $625, respectively, under the Retirement Plan (which was paid in April 1997); and (iii) $44,786, $0, $11,748, $17,348 and $0, respectively, under the Supplemental Retirement Plan.

 (5) These options were granted to the Named Executive Officers in 1998 pursuant to Brylane's 1996 Stock Option Plan.

 (6) These options were granted to the Named Executive Officers in 1997 pursuant to Brylane's 1996 Stock Option Plan.

 (7) These options were granted to the Named Executive Officers in 1995 and 1996 pursuant to the Partnership's 1995 Partnership Unit Option Plan.

 (8) Reflects amounts earned as salary during such fiscal year by each of Mr. Rao and Ms. Meyrowitz, respectively, since December 9, 1996, their date of hire by the Partnership.

 (9) These options were granted pursuant to the Partnership's 1995 Partnership Unit Option Plan in connection with the Chadwick's Acquisition in exchange for certain of such individuals' options to purchase TJX Common Stock.

(10) Ms. Meyrowitz tendered her resignation from the Company on March 1, 1999 to be effective May 28, 1999.

EMPLOYMENT AGREEMENTS

     B.L. Management has entered into employment agreements with each of Peter
J. Canzone, Robert A. Pulciani, Jules Silbert, Kevin McGrain, Kevin Doyle, Sheila Garelik, Loida D. Noriega-Wilson and Arlene Silverman, which agreements commenced on April 1, 1998. These agreements provide for annual salaries for each of these individuals which currently are $605,000, $340,000, $320,000, $195,000, $205,000, $435,000, $235,000 and $255,000, respectively. In addition, the Partnership has entered into comparable employment agreements with each of Richard Bennett, William Brosius, Daniel L. Carr, Robert Evans and Henry Wren which provide for annual salaries which currently are $230,000, $230,000, $176,000, $176,000 and $160,000, respectively. Each of the employment agreements entered into by B.L. Management and the Partnership will expire on or about March 31, 2001, but will be automatically renewed for one-year terms thereafter, unless notice is given as specified in such employment agreements. In the event that the employment of any of these individuals is terminated without "cause" or the individual resigns for "good reason" (as such terms are defined in the employment agreements), Brylane will be required to pay such individual's base salary (reduced by any salary earned from other sources) for the greater of (i) the remainder of the term of the applicable employment agreement or (ii) one year. The employment agreements also provide for (i) the payment of one year's salary upon termination of employment by reason of death or disability (less any amounts paid to such individuals under any disability plans), and (ii) with respect to the termination of any of these individuals other than for "cause", the payment of a pro rata portion of any bonuses or incentive compensation payable with respect to any period commencing prior to the date of such individual's termination. In addition, the employment agreements provide that each executive will not compete with Brylane for a period of twelve months after termination (subject to certain exceptions), unless the executive terminates his or her employment for "good reason".

     The Partnership has entered into employment agreements with each of Mr. Rao and Ms. Meyrowitz, which agreements commenced on April 1, 1998 and will expire on or about March 31, 2001. These agreements provide for annual salaries of $400,000 for Mr. Rao and $370,000 for Ms. Meyrowitz and for participation in Chadwick's performance bonus programs. In the event the employment of either of these individuals is terminated without "cause" or if the individual resigns for "good reason" (as such terms are defined in the employment agreements) the Partnership will be required to pay such individual's base salary (reduced by compensation from other employment after the first 12 months of the period) for the longer of (i) one year or (ii) the remainder of the term of the applicable employment agreement, continue certain benefits, and make prorated bonus payments. The Rao and Meyrowitz employment agreements also provide for the payment of an amount equal to two times such individual's annual base salary, along with certain additional benefits, in the event such individual's employment terminates under certain circumstances for the two-year period following a "change of control" (as defined). Upon a change of control, whether or not an individual's employment terminates, the agreements provide for the immediate, lump sum payment of certain bonus amounts. In addition, these employment agreements provide that, subject to certain exceptions, such executives will not compete with the Partnership for a period of 12 months after termination of employment by the Partnership under certain circumstances.

OPTION PLANS

  1996 Performance Option Plan

     The 1996 Performance Option Plan provides for the grant of incentive or nonqualified stock options, as appropriate, to officers, key employees, consultants and directors of the Company and its subsidiaries. Options granted under the 1996 Performance Option Plan vest based on the Company's attaining performance criteria as specified at the time of the grant and may also vest on the passage of time. By linking such options to the Company's achieving targeted financial performance goals, the Company can provide the means for optionees to benefit from the Company's and its subsidiaries, growth, development and financial success. Options covering up to 779,584 shares of common stock have been reserved for issuance under the 1996 Performance Option Plan.

     As of January 30, 1999, options to purchase 47,500 shares of Common Stock were outstanding and exercisable under the 1996 Performance Option Plan, and options for the purchase of 160,000 shares remained available for issuance. As of January 30, 1999, options to purchase an aggregate of 572,034 shares of Common Stock had been exercised under the 1996 Performance Option Plan.

  1996 Option Plan

     The 1996 Option Plan provides for the grant of incentive or nonqualified stock options to officers, key employees, consultants and directors of the Company and its subsidiaries. With certain exceptions, options granted under the 1996 Option Plan vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the date of original grant. As amended, an aggregate of 1,700,000 shares of Common Stock have been reserved for issuance under the Plan and all options granted under the 1996 Option Plan terminate seven to ten years from the date of original grant, if not sooner due to termination of employment.

     As of January 30, 1999, options for the purchase of 806,881 shares of Common Stock were outstanding under the 1996 Option Plan, and options for 763,700 shares remained available for issuance. As of January 30,

1999, options to purchase an aggregate of 142,928 shares of Common Stock had been exercised under the 1996 Option Plan.

  1998 Performance Stock Option Plan

     The 1998 Performance Stock Option Plan provides for the grant of incentive or nonqualified stock options, as appropriate, to officers, key employees, consultants and directors of the Company and its subsidiaries. Options granted under the 1998 Performance Option Plan vest based on the Company's attaining performance criteria as specified at the time of the grant and may also vest on the passage of time. By linking such options to the Company's achieving targeted financial performance goals, the Company can provide the means for optionees to benefit from the Company's and its subsidiaries' growth, development and financial success. Options covering up to 900,000 shares of Common Stock are available for grants under the Plan. As of January 30, 1999, no options had been granted under the Plan.

     The following table sets forth information concerning options granted to the Named Executive Officers of the Company during fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                         % OF TOTAL                                  AT ASSUMED ANNUAL RATES
                           NUMBER OF      OPTIONS                                         OF STOCK PRICE
                           SECURITIES    GRANTED TO                                  APPRECIATION FOR OPTION
                           UNDERLYING    EMPLOYEES     EXERCISE OR                           TERM(3)
                            OPTIONS      IN FISCAL     BASE PRICE     EXPIRATION    --------------------------
          NAME              GRANTED         YEAR       ($/ SH)(1)      DATE(2)        5%($)          10%($)
-------------------------  ----------    ----------    -----------    ----------    ----------    ------------
Peter J. Canzone.........    25,000         8.89          54.75        3/30/05       557,219       1,298,557
Sheila R. Garelik........    20,000         7.11          54.75        3/30/05       445,775       1,038,845
Dhananjaya K. Rao........    20,000         7.11          54.75        3/30/05       445,775       1,038,845
Carol Meyrowitz..........    18,000         6.40          54.75        3/30/05       401,197         934,961
Robert A. Pulciani.......    18,000         6.40          54.75        3/30/05       401,197         934,961

---------------

(1) The exercise price per share of these options was equal to the fair market value of the Common Stock on March 30, 1998, the date of grant.

(2) These options were granted under the Company's 1996 Option Plan and will terminate seven years from the date of grant (if not sooner due to termination of employment). These options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. See "-- Option Plans".

(3) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

     The following table sets forth information concerning the number and value of securities underlying unexercised options held by each of the Named Executive Officers as of January 30, 1999.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-
                                                          UNDERLYING UNEXERCISED        THE-MONEY OPTIONS AT
                                                          OPTIONS AT JANUARY 30,             JANUARY 30,
                                                                1999(#)(1)                   1999($)(2)
                       SHARES ACQUIRED       VALUE       -------------------------    -------------------------
NAME                   ON EXERCISE(#)     REALIZED($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                   ---------------    -----------    -------------------------    -------------------------
Peter J. Canzone.....      250,000         9,000,000           44,334/49,666               226,250/32,500
Sheila R. Garelik....       49,750         1,922,063           21,667/37,333               105,000/24,375
Dhananjaya K. Rao....        3,017            52,285           14,001/39,666                25,523/25,520
Carol Meyrowitz......        2,268            39,304           13,334/36,333                25,523/25,520
Robert A. Pulciani...       36,459         1,312,524           11,000/32,000                32,375/16,250

---------------
(1) Represent options granted under the 1996 Performance Stock Option Plan and the 1996 Stock Option Plan.

(2) These values are calculated using the last reported sale price of the Common Stock on the NYSE on January 29, 1999 of $23.0625 per share, less the exercise price of the options.

RETIREMENT PLANS

     All of the Company's nonunion employees over 21 years of age are eligible to participate in the Brylane, L.P. Savings and Retirement Plan (the "Retirement Plan") after one year of employment. The Retirement Plan allows eligible employees to make pre-tax contributions up to the lesser of $9,500 or 10% of their compensation. All amounts contributed by employees are immediately fully vested. The Company matches 100% of employee contributions to the Retirement Plan up to a maximum employer contribution of 3% of the employee's compensation. In addition, the Company makes additional contributions to the Retirement Plan equal to 4% of each participant's compensation up to the Social Security taxable wage base for the year (which was $68,400 for 1998) and equal to 7% of each participant's total compensation which exceeds that amount. An additional 1% of compensation is contributed by the Company on behalf of those participants who have completed at least five years of service. The Company's contributions begin to vest after three years of service, at which time such contributions are 20% vested. Thereafter, the contributions vest at a rate of 20% each year so that the Company's contributions are fully vested after seven years of service. Notwithstanding the foregoing, the Company's contributions fully vest when the employee reaches age 65, dies or becomes disabled while employed by the Company. During fiscal 1998, the Company amended the Retirement Plan so that all participants could invest a portion of their account in Company Common Stock at a purchase price equal to fair market value on the date of purchase. Benefits under the Retirement Plan are paid in the form of a lump sum distribution following termination of employment. In certain circumstances, participants may be entitled to receive a distribution prior to termination of employment. Participants may borrow from the Retirement Plan up to 50% of their vested funds.

     In addition to the Retirement Plan, the Company maintains the Brylane, L.P. Supplemental Retirement Plan for certain highly compensated employees (the "Supplemental Retirement Plan"). The Supplemental Retirement Plan allows an eligible employee to receive the contributions which the employee would otherwise receive under the Retirement Plan, except for certain limitations imposed by the Code and provided, that unlike with the Retirement Plan, participants cannot invest their accounts in Company Common Stock. An individual will receive such a contribution only if he or she is employed by the Company on the last day of the year. Gains and losses are credited to such employee account at a rate of 7 3/4%, compounded annually.

     Vesting of contributions to the Supplemental Retirement Plan occurs at the same rate as the Company's contributions to the Retirement Plan. The nonvested portion of any account is forfeited upon termination of employment. Benefits under the Supplemental Retirement Plan are paid in the same manner as under the Retirement Plan. The benefits under the Supplemental Retirement Plan are not funded, consisting of unsecured liabilities payable by the Company out of its general assets.

DEFERRED COMPENSATION PLAN

     The Company has adopted the Brylane, L.P. Deferred Compensation Plan for eligible employees (the "Deferred Compensation Plan"). The Deferred Compensation Plan credits participants' accounts with amounts of compensation, up to 90% of compensation, which they defer voluntarily pursuant to elections made prior to the period with respect to which such compensation is earned ("Deferrals"). The Deferrals will not be subject to federal income tax at the time of the Deferral. Each participant's Deferrals are fully vested at all times. Further, the Company may cause matching contributions to be credited to certain participants' accounts at its discretion. Matching contributions credited to the participants' accounts vest in the same manner as under the Retirement Plan. A participant's account is payable at such time and in the same manner as under the Retirement Plan.

     Participation in the Deferred Compensation Plan is at the discretion of the Board. Participants' accounts in the Deferred Compensation Plan will be credited with interest at a rate specified by a committee of members of the Board (currently the greater of LIBOR plus 2.0% or 7 3/4%). The benefits under the Deferred Compensation Plan are not funded, consisting of unsecured liabilities payable by the Company out of its general assets. Participants may elect to have benefits paid in the form of lump-sum distributions or over a period of time. Since December 1993, the Company has made pay-outs in the approximate aggregate amount of $623,750 to certain former employees and four former executive officers under the Deferred Compensation Plan.

EMPLOYEE STOCK PURCHASE PLAN

     During the 1998 fiscal year, the Company adopted the Brylane Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") which provides eligible employees with a means to purchase Company Common Stock for investment purposes. To be eligible, employees must have completed at least six months of continuous service with the Company and have reached the age of majority in the state in which they work. The Company's executive officers are not eligible to participate in the Employee Stock Purchase Plan.

     Purchases under the Employee Stock Purchase Plan are funded by payroll deductions from the payroll of participating employees. The minimum payroll deduction is $1.00, and there is no limit on the maximum payroll deduction for a single payroll period. Participants may elect to increase or decrease their payroll deductions as of the first day of a month and may cease making contributions at any time, although they can only restart making them on the next April 1. The Company holds all payroll deductions in a commingled account until shortly before the monthly date on which the amounts are to be invested by the designated agent under the Employee Stock Purchase Plan. The purchase price the participant shall have deemed to have paid is the market price of all Company Common Stock purchased by such agent for participants on the trade date.

     If a participant ceases to be an employee of the Company, the Company will automatically terminate the participant's account at the end of 30 days and will cash out any such former participant, unless the employee makes alternative arrangements with the agent beforehand to receive a stock certificate or to keep open an active account. Any sales of Company Common Stock under the Employee Stock Purchase Plan will be reduced by brokerage commissions and other costs of such sale.

PERFORMANCE BONUS PROGRAM

     The Company (and its subsidiaries) have a semi-annual performance bonus program based upon goals relating to the Company's operating profit. Such goals are established at the beginning of each six-month season based upon a review by the Board of management's operating budget for that season. Each participant in such program may receive a bonus based on a certain percentage of half of his or her annual salary, with the actual bonus amount to be based upon the extent to which the operating profit goals for that season are met or exceeded.

CHADWICK'S MANAGEMENT INCENTIVE PLAN

     In connection with the Chadwick's Acquisition, Brylane adopted the Chadwick's Management Incentive Plan (the "Chadwick's MIP"). The Chadwick's MIP is intended to provide key officers and associates of the Company's Chadwick's division with cash incentive opportunities based on annual performance goals. The Chadwick's MIP is administered by the Company's Compensation Committee, which has full authority to grant awards, including selecting the relevant performance criteria thereunder, adjusting performance criteria or award amounts in certain circumstances, and amending the terms of such plan. At the beginning of each fiscal year, the Compensation Committee determines a range of performance goals from minimum to target to maximum, and for each participant determines the relative weights of these performance goals and the award amounts payable upon attainment of the goals.

CHADWICK'S LONG RANGE MANAGEMENT INCENTIVE PLAN

     In connection with the Chadwick's Acquisition, Brylane adopted the Chadwick's Long Range Management Incentive Plan (the "Chadwick's LRMIP"). The Chadwick's LRMIP is administered by the Compensation Committee, which has full authority to grant awards, including selecting the relevant performance criteria thereunder, adjusting the performance criteria or award amounts in certain circumstances, and amending the terms of such plan. Awards under the Chadwick's LRMIP are generally made annually for each successive rolling three-year cycle. At the time of award, the Compensation Committee determines a range of performance goals for the three-year award cycle, from minimum to target to maximum, and for each participant determines the relative weights of these performance goals and the award amounts payable upon attainment of the goals.

BOARD REMUNERATION

     The members of the Board of Directors, other than Messrs. Johnson and Starrett and Ms. Campbell, do not receive compensation for services on the Board but are reimbursed for their out-of-pocket expenses in serving on the Board. Messrs. Johnson and Starrett and Ms. Campbell each receive a per meeting fee of $1,000 (including committee meetings), and at their election, an annual stipend of $25,000 or that number of stock options at a price equal to 85% of the prevailing market price on the date of grant such that the "in the money" value of such options at the date of grant equals $25,000. Pursuant to such election, on March 31, 1998, Messrs. Johnson and Starrett were, and on April 3, 1998, Ms. Campbell was, granted options to purchase 3,000 shares of Common Stock, at a price of $54.75 per Share and a term of seven years. See "Compensation of Executive Officers and Directors and Other Information -- Option Plans".

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For a description of certain transactions and arrangements involving directors of the Company, see "Item 8. Additional Information to be Furnished -- Arrangements with PPR" in the Schedule 14D-9 to which this Description is attached.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Company has a Compensation Committee of its Board of Directors which currently consists of Messrs. Starrett, Kramer and Weinberg and Ms. Campbell. Messrs. Kramer and Weinberg are two of the five PPR nominees to the Board. Ms. Campbell and Mr. Starrett each receive a per meeting fee of $1,000, and at their election, an annual stipend of $25,000 or stock options at a price equal to 85% of the prevailing market price on the date of grant such that the "in the money" value of such options at the date of grant equals $25,000. See "Compensation of Executive Officers and Directors and Other Information -- Option Plans", and
"-- Board Remuneration".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 30, 1999 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company, individually, and (iii) all current directors and executive officers as a group:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL        PERCENT
NAME OF BENEFICIAL OWNER(1)                                     OWNERSHIP(2)         OF CLASS
---------------------------                                   -----------------      --------
Pinault-Printemps-Redoute, S.A.(3)..........................      8,617,017            50.0%
Capital Research and Management Company(4)..................      1,749,600            10.1
Peter J. Canzone............................................         60,170(6)         *
Sheila R. Garelik...........................................         44,547(7)         *
Robert A. Pulciani..........................................         28,253(8)         *
Dhananjaya K. Rao...........................................         20,668(9)         *
Carol Meyrowitz(5)..........................................         19,334(10)        *
Judith E. Campbell..........................................          1,000(11)        *
William C. Johnson..........................................         18,667(12)        *
Hartmut Kramer(3)...........................................         25,000            *
Johannes Loning(3)..........................................              0            *
Antoine Metzger(3)..........................................            270            *
Richard Simonin.............................................              0            *
Peter M. Starrett...........................................         13,014(13)        *
Serge Weinberg(3)...........................................          2,000            *
All directors and executive officers of Brylane as a group
  (21 persons)..............................................        329,722(14)         1.9%

---------------
  *   Less than 1%.

 (1) The persons and entities named in this table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

 (2) The Company has reserved for issuance, to officers, key employees, certain members of the Board and consultants of the Company (or its subsidiaries), Options to purchase up to 3,379,584 Shares of Company Common Stock. See "Compensation of Executive Officers and Directors and Other
     Information -- Option Plans". Does not include any shares of Common Stock issuable upon exercise of Options that will become exercisable pursuant to the terms of the Merger Agreement.

 (3) Such information in the table has been furnished by Parent. The shares shown as beneficially owned by Parent are held of record by EMPUSA LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent. Mr. Kramer is Chairman and Chief Executive Officer of Redcats S.A., a wholly-owned subsidiary of Parent, Mr. Loning is Vice
     President -- Corporate Development of Redcats S.A., Mr. Metzger is Chief Financial Officer of Redcats S.A., Mr. Simonin is Chairman and Chief Executive Officer of S.A. Redoute France and Mr. Weinberg is Chairman and Chief Executive Officer of Parent, and as such each may be deemed to be a beneficial owner of the shares owned by EMPUSA LLC. Messrs. Kramer, Loning, Metzger, Simonin and Weinberg each disclaim beneficial ownership of such shares. See "Item 8. Additional Information to be Furnished -- Arrangements with Parent" in the Schedule 14D-9 to which this Description is attached for information concerning arrangements pursuant to which Parent is entitled to designate the five members of the Board indicated in the table. The address of EMPUSA LLC is c/o Redcats S.A., 110, rue de Blanchemaille, 59051 Roubaix Cedex 01 France. The address of Parent is 18, Place Henri Bergson, 75381 Paris Cedex 08. The address of Redcats S.A. is 110, rue de Blanchemaille, 59051 Roubaix Cedex 01 France.

 (4) As reported in a Schedule 13G dated February 8, 1999 filed jointly with the Securities and Exchange Commission (the "Commission") by Capital Research and Management Company, as investment advisor and SMALLCAP World Fund, Inc. an investment company registered under the Investment Company Act of 1940, as amended, which is advised by Capital Research and Management Company. The business address of Capital Research and Management Company and SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

 (5) Ms. Meyrowitz tendered her resignation from the Company on March 1, 1999, to be effective May 28, 1999.

 (6) Includes 7,402 shares of Common Stock held by the Company's retirement plan and 52,668 shares of Common Stock subject to Options (including 8,334 shares of Common Stock issuable within 60 days upon exercise of options).

 (7) Includes 9,963 shares of Common Stock held by the Company's retirement plan and 28,334 shares of Common Stock subject to Options (including 6,667 shares of Common Stock issuable within 60 days upon exercise of options) and includes 250 shares of Common Stock held by Ms. Garelik's son.

 (8) Includes 11,153 shares of Common Stock held by the Company's retirement plan and 17,000 shares of Common Stock subject to Options (including 6,000 shares of Common Stock issuable within 60 days upon exercise of options).

 (9) Includes 20,668 shares of Common Stock subject to Options (including 6,667 shares of Common Stock issuable within 60 days upon exercise of options).

(10) Includes 19,334 shares of Common Stock subject to Options (including 6,000 shares of Common Stock issuable within 60 days upon exercise of options).

(11) Reflects shares of Common Stock issuable within 60 days upon exercise of options.

(12) Includes 12,667 shares of Common Stock subject to Options (including 1,000 shares of Common Stock issuable within 60 days upon exercise of options).

(13) Includes 5,014 shares of Common Stock subject to Options (including 1,000 shares of Common Stock issuable within 60 days upon exercise of options).

(14) Includes 38,383 shares of Common Stock held by the Company's retirement plan and 237,086 shares of Common Stock subject to Options (including 48,004 shares of Common Stock issuable within 60 days upon exercise of options).